S.E.C. FILING
                             MASTER REALTY PROPERTIES, INC.
                   f/k/a MASTER MORTGAGE INVESTMENT FUND, INC. PRE 14A
                                  December 31, 1998

                                  Filed:  May 4, 1999

TABLE OF CONTENTS
NOTICE OF MEETING
VOTING ISSUES
GENERAL SUMMARY INTRODUCTION SHAREHOLDER PROPOSALS BENEFICIAL OWNERSHIP BOARD OF TRUSTEES
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION FORWARD SPLIT ELECTION OF TRUSTEES
APPOINTMENT OF AUDITORS


<<NOTICE OF MEETING>>

Master Realty Properties, Inc. 410 W. 8th Street
Kansas City, MO  64105

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


<<VOTING ISSUES>> Notice is hereby given that the 1998 Annual Meeting of the shareholders of Master Realty Properties, Inc. (the "Company") will be held at 612 Central, Kansas City, Missouri 64105, on June 22, 1999 at 10:00 a.m. for the following purposes:

1. To vote on a proposal to amend the Bylaws to allow the Company to sell property to a Trustee or an affiliate of a Trustee, provided that a majority of Trustees (including a majority of the Independent Trustees) not otherwise interested in such transactions approve same.

2. To elect trustees for the terms expiring at the Annual Meeting of Shareholders.

3. To vote on the recommendation of management that Mayer, Hoffman & McCann be appointed auditors of the Company for 1999.

4.  To transact such other business as may properly come before the


Annual Meeting.

The close of business on May 20, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at the Annual Meeting.




Please be advised that the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1998 is included with this mailing to all shareholders of record.

By Order of the Board of Trustees
Byron Constance,


Secretary

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed Proxy and mail it promptly in the envelope provided for your convenience, which requires no postage if mailed in the United States.

</PROXY-INTRO>

<<GENERAL SUMMARY INTRODUCTION>>

Master Realty Properties, Inc.
410 W. 8th Street
Kansas City, Missouri  64105

Proxy Statement for
Annual Meeting of Shareholders
To Be Held June 22, 1999


This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Master Realty Properties, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 22, 1999, at 612 Central, Kansas City, Missouri 64105 at 10:00 a.m., and at any adjournment thereof. The approximate mailing date of this Proxy Statement and the accompanying proxy is May 21, 1999. ANY PROXY MAY BE REVOKED IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A PROXY DATED LATER THAN THE PROXY TO BE REVOKED OR BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

At the Annual Meeting, the Shareholders will be asked to consider and act upon the following:

1. To vote on a proposal to amend the Bylaws to allow the Company to sell property to a Trustee or an affiliate of a Trustee, provided that a majority of Trustees (including a majority of the Independent Trustees) not otherwise interested in such transactions approve same.

2. To elect trustees for the terms expiring at the Annual Meeting of Shareholders.

3. To vote on the recommendation of management that Mayer, Hoffman & McCann be appointed auditors of the Company for 1999.

4. To transact such other business as may properly come before the Annual Meeting.

In addition to the solicitation of proxies by mail, officers and other representatives of the Company may solicit the return of proxies by telephone, telegraph or personal contact. The Company will bear the expense of preparing, printing, assembling and mailing this Proxy Statement and accompanying material to its Shareholders and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy solicitation material to beneficial owners.

Pursuant to Section 3.8 of the Bylaws of the Company and Section 2.31 of the Delaware Corporation Code, the Board of Trustees is required to appoint an Inspector of Election. The Board of Trustees has appointed Thomas H. Trabon as the Inspector of Election (the "Inspector of Election") of the Annual Meeting. The Inspector of Election shall determine the outstanding Common and Preferred shares of the Company, the number of shares represented at the Annual Meeting and the existence of a quorum. The Inspector of Election shall receive votes, proxies, ballots and consents, will count and tabulate all votes and determine the result. The Inspector of Election will determine the authority, validity and effect of each proxy, hear and determine all challenges and questions and do all other ministerial acts as may be proper to conduct the election or vote with fairness to all Shareholders.

In connection with all meetings of Shareholders, all proxies, ballots and vote tabulations that identify the particular vote of a Shareholder are kept confidential, except that disclosure may be made (i) to allow the Inspector of Election to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. Comments written on proxies, consents or ballots may be transcribed and provided to the Secretary of the Company with the name and address of the Shareholder without reference to the vote of the Shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment.

When you sign and return the enclosed Proxy, the shares represented thereby will be voted for the nominees for Trustee listed on the Proxy, and for the approval of Mayer, Hoffman & McCann as the Company auditors unless otherwise indicated on the Proxy. A majority vote of the Shareholders owning more than 50% of the outstanding Common and Preferred Shares, voting without regard to class, shall be required to approve Proposal

1.At December 31, 1998, the Company's outstanding voting stock consists of 1,187,804 shares of Common Stock and 35,925 shares of Preferred Stock.

Only holders of stock of record at the close of business on May 20, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock and each outstanding share of Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting.

The Company is mailing its annual report for the year ended December 31, 1998 together with this Proxy Statement and the enclosed Proxy commencing on May 21, 1999, to shareholders entitled to vote at the Annual Meeting.

A majority of the Company's outstanding voting Common Stock and Preferred Stock, represented in person or by proxy, is necessary to constitute a quorum to take action at the Annual Meeting. Cumulative voting is not permitted. A Shareholder who abstains from voting on any or all proposals will be included in the number of Shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of nominees for trustee or other proposals.



All references in this Proxy Statement to the Company's last fiscal year refer to the period from January 1, 1998 to December 31, 1998.

<<SHAREHOLDER PROPOSALS>>

Subject to the rules of the Securities Exchange Act of 1934, any Shareholder who intends to submit a proposal for action at the Annual Meeting must be a record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the Annual Meeting and must have held such securities for at least one year. Further, the Shareholder must continue to own such securities through the date on which the Annual Meeting is held. Currently, the 1999 Annual Meeting of Shareholders is scheduled to be held in March, 2000. To be considered for inclusion in the proxy material for the next Annual Meeting, proposals must be received by the Secretary of the Company at 410 W. 8th Street, Kansas City, Missouri 64105 on or before September 30, 1999.

<<BENEFICIAL OWNERSHIP>>

Under the Securities Exchange Act of 1934, a person is deemed a beneficial owner if he/she has the right to acquire beneficial ownership of stock within sixty (60) days, whether upon the exercise of a stock option or otherwise. The following table sets forth information regarding the beneficial ownership of the Company's shares by the Trustees, nominees for Trustee, management and five percent beneficial owners as of March 4, 1999. Each individual listed is a Trustee, other than Dr. Richard Padula, who is a 5% beneficial owner, and Thomas H. Trabon, who is the Executive Vice President of the Company.


                      Amount of      % of        Amount of        % of
                      Beneficial   Beneficial    Beneficial  Beneficial
                      Ownership     Ownership   Ownership     Ownership
Name                  Preferred    Preferred      Common       Common
------------------   -----------   ----------   -------------
John J. Bennett          0           00.00%       128,550       9.6%
3850 W. 171st                                        (1)
Stilwell KS
66085

Byron Constance          0          00.00%         31,500      2.36%
3729 S. Union                                        (2)
Independence MO
64055

Richard Polcari         75            0.2%          131,400     9.85%
27 Thayer Road          (3)                           (4)
P.O. Box 79197
Belmont, MA  79191

James E. Trimmer     5,625           15.30%         127,125     9.53%
3130 Wheeling          (5)                            (6)
Kansas City, MO 64129

Robert K. Brown          0            0.00%          50,325    3.77%
3200 S. M-291 Highway                                 (7)
Independence, MO
64057

Dr. Richard Padula       0            0.00%         109,500    8.21%
6420 Prospect                                         (8)
Ste T-211
Kansas City, MO 64132

Thomas H. Trabon         0            0.00%           50,850    3.81%
3441 W. 131st Street
Leawood, KS  66209


Roger E. Buford          0            0.00%           22,275    1.67%
37055 Shawnee Mission Parkway
Overland Park, KS  66205

Executive Officers  80,625            15.5%          531,225   40.59%
and Trustees as a
Group (7 Persons)

FOOTNOTES
------------
(1) Includes 1,875 shares held in American Fiduciary Corp. 401 (K) Plan; 900 shares held in family trusts; and 25,500 shares held in individually directed account and 10,800 shares attributed from AFC Financial Corp.

(2) Includes 12,900 shares held jointly with spouse and 11,550 shares held in individually directed account.

(3) Owned by Lewco Securities, Inc.

(4) Includes 75 shares owned by family members.


(5) Includes 3,675 shares held in spouse's trust.

(6) Includes 21,525 shares held in spouse's trust.

(7) Includes 43,200 shares held in Floyd R. Brown Jr., and Company Profit Sharing Plan and Trust.

(8) Includes 5,250 shares held in spouse's trust.

-------------------

Compliance with Section 16(a) of the Securities Exchange Act of 1934

--------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires executive officers, directors, trustees, and persons who beneficially own more than 10% of the Company's shares, to file with the Securities Exchange Commission reports of ownership and changes in ownership of Common stock of the Company. Officers, directors, trustees and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the best of the Company's knowledge, there are no Shareholders beneficially owning a greater than 10% interest in the Company. Based solely on review of the copies of such reports furnished to the Company, the Company believes that, during the 1998 fiscal year, all filings were made timely.

<<BOARD OF TRUSTEES>>

Meetings and Committees of the Board of Trustees

------------------------------------------------

During the Company's last fiscal year, the Board of Trustees met, either in person or telephonically, five times. All members of the Board of Trustees were present at each meeting, except Mr. Trimmer and Mr. Polcari, each of whom attended three of the four regularly scheduled board meetings.

During the Company's last fiscal year, the Independent Trustees were paid their reasonable expenses incurred in connection with their services as Trustees, including, without limitation, travel to and attendance at each meeting of the Board of Trustees, as well as each Annual Meeting of the Shareholders. In addition, each Independent Trustee received a $7,500.00 annual fee and $500.00 per meeting. At the option of each Independent Trustee, these fees may be paid in Company securities based on current market value.

The Affiliated Trustees do not receive compensation for services rendered as a member of the Board of Trustees.



<<EXECUTIVE COMPENSATION>>

Report on Executive Compensation
--------------------------------

All issues relating to executive officer compensation are addressed by the Independent Trustees, who are responsible for establishing, reviewing and revising the compensation structure for the Company's executive officers. This report is submitted by the Independent Trustees, none of which are employees or former employees of the Company and do not have a business relationship with the Company other than in their capacity as Trustees.

This report is being included pursuant to the Securities and Exchange Commission rules designed to enhance disclosure of public companies' executive compensation policies.



The elements of the Company's executive compensation program consists of competitive base salaries, together with an incentive bonus pool based upon the scope of the employee's duties and the relationship of these duties to the performance of the Company and competitive benefits. The Company's objective is to determine a compensation package which is sufficient to attract, motivate and retain executives of outstanding ability and potential. The Company's compensation package is designed and administered to support the Company's business objectives.

In general, it is the policy of the Independent Trustees to fix executive base salaries at levels at the median amount paid to executives with similar qualification, experience and responsibilities at other comparable businesses. Executives' base salaries are subjectively determined by individual performance evaluations and potential future contributions to the Company. It is also the policy of the Independent Trustees to provide an attractive incentive bonus pool to the Company's executives. The result of these policies is to provide the Company's executives with attractive total compensation, but with a large amount of such compensation at risk and dependent upon continuously improving the Company's performance.

Base Salaries
-------------
Each executive officer's base salary is based on the recommendations of the Independent Trustees. Base salaries are intended to be competitive with those paid to senior executives at other real estate investment trusts with less than $200 million in assets whose property focus is in diversified properties and are determined in a manner that takes into account an individual's performance and contributions to the Company and the Company's operating performance. The Company's employee base compensation policy is subjective in nature and is not based on any specific formula. However, base compensation is based on the performance of the particular executive in relation to the strategic business plan of the Company and the overall performance of the Company during the last fiscal year.

Mr. Bennett's base salary was slightly increased in 1998 in accordance with the terms of his employment contract, and is below the median salary of chief executive officers at similar real estate investment trusts. The Independent Trustees considered Mr. Bennett's past performance (including his leadership and his role in the financial performance of the Company) and the Company's expectations for his future contribution in leading the Company, together with Mr. Bennett's total compensation package, when making this adjustment.

Bonus Pool The Company's Bonus Pool consists of:
----------
1) an amount equal to one-half of one percent (1/2 of 1%) of the increase in the net assets of the Company during the calendar year. Net assets are defined as the gross assets of the Company determined on a consolidated basis in the certified audited financial statements, less all reserves provided for in those financial statements;


(2) an amount equal to the calculated return defined as twenty percent (20%) of the Company's increase in equity in a calendar year that exceeds the base return defined as three percent (3%) over the average one (1) year treasury bill rate in effect at the end of each quarter of the calendar year applied to the average equity of the Company for the calendar year. The amounts owed under this subsection shall be payable over a three year term beginning with the year immediately after the computation year "Deferral Payments". However, to the extent the Company recognizes a net decline in the equity in any subsequent year or the actual calculated return does not exceed the base return, any Deferral Payment will be offset by the calculated negative return taking into consideration the equity declines or the less than expected returns; and

(3) an amount based on subjective criteria or special performance as determined by the Board of Trustees of the Company.
Distributions of the Bonus Pool are made, in the sole discretion of the President, on a quarterly basis to Company employees, and may be made either in cash or Company securities.

In 1994, 1995, 1996 and 1997, Mr. Bennett earned payments under the Bonus Pool which, if paid in 1996 and 1997, as required under the Bonus Pool, would hinder the cash position of the Company. In an effort to address this issue and assist with the cash management of the Company, the Independent Trustees requested, and Mr. Bennett agreed, that these payments be deferred until 1998. The significant increase in bonus compensation to Mr. Bennett reflected in 1998 is due to the payment of these previously earned Bonus Pool payments.

Respectfully submitted,


Byron Constance
Richard Polcari
Robert K Brown
James E. Trimmer
James I. Threatt


The following table sets forth certain compensation information as to the Chief Executive Officer and Executive Vice President of the Company for each of the years ended December 31, 1996, 1997 and 1998. There are no other compensated executive officers of the Company.

Name and                                                    All Other
Principal Position     Year        Salary         Bonus(1) Compensation(2)
----------------------------------
John J. Bennett       1998    $207,796.54      $649,832.00* $ 30,000.00
Chairman of the       1997    $192,602.70      $225,435.00  $225,546.00
Board, President      1996    $185,262.58      $152,485.00  $130,000.00

Thomas H. Trabon      1998    $133,570.00      $ 27,425.00  $ 23,526.14
Executive             1997    $123,850.00      $ 45,000.00  $ 61,788.50
Vice President        1996    $ 94,075.00      $ 28,046.50  $ 11,573.71
Treasurer

FOOTNOTES
--------------------

1) Bonuses calculated under the Bonus Pool, the terms of which are specified in the Report on Executive Compensation.

2) The following chart represents other compensation to Mr. Bennett and Mr. Trabon in 1996 through 1998.

                                      John J. Bennett
                                      -----------------------------------
                                               1996      1997         1998
                                              -------   --------   -------
Defined Contribution Plan                   $ 30,000   $ 30,000  $ 30,000
Securities Bonus                             100,000    195,546  $480,000*
                                              -------   --------   -------
Total Other
Compensation                                $130,000   $225,546  $510,000
                                             =======   ========  =======

* Includes bonuses earned in 1994, 1995, 1996 and 1997 and expensed in 1996 and 1997.

                                              Thomas H. Trabon
                                     -----------------------------------
                                        1996          1997        1998
                                      ---------   ----------    ---------
Defined Contribution Plan            $11,573.71    $25,042.50   $23,526.14
Securities Bonus                          - 0 -     36,746.00       -0-
                                      ---------   ----------    ---------
Total Other
Compensation                         $11,573.71    $61,788.50   $23,526.14
                                      =========   ==========    ==========

Employment Contracts
--------------------

The Company entered into a five (5) year Employment Agreement with Mr. Bennett dated June 15, 1994. Pursuant to the terms of the Employment Agreement Mr. Bennett's base salary is $185,000.00 per year. In addition, the Company agreed to negotiate increases in base salary and bonus compensation based on (i) comparable salaries and benefits then provided to the chief executive officers of other business enterprises similar to the business of the Company; (ii) objective performance criteria of the Company, including, without limitation, total shareholder returns, return on equity and growth in funds from operations; (iii) proper execution of the Company's Strategic Redirection Plan and (iv) other special circumstances which would warrant a further increase in base salary or bonus compensation. As an employee of the Company, Mr. Bennett is entitled to participate in the Bonus Pool.

In the event that the Employment Agreement is terminated by the Company because of the misconduct of Mr. Bennett, the mental or physical disability of Mr. Bennett or the voluntary or involuntary liquidation or sale of the assets of the Company, the Company will pay to Mr. Bennett all compensation accrued up to the date of such termination, liquidation or sale. In addition, if the Employment Agreement is terminated due to Mr. Bennett's mental or physical disability, the Company will pay a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement. In the event that the Employment Agreement is terminated by the Company for any other reason, the Company is obligated to pay Mr. Bennett all compensation accrued up to the event of such termination and a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, the Company did not have a Compensation Committee. The Independent Trustees are responsible for advising
Management on matters pertaining to compensation arrangements for executive employees as well as administration of the Company's bonus pool. Mr. Bennett participated in the deliberations of the Independent Trustees concerning executive officer compensation.

<<PERFORMANCE GRAPH>>

The Securities Exchange Act of 1934 requires that the Company provide a line graph comparing, over a five year period, cumulative shareholder return against an acceptable industry index. However, it must be noted that the data listed below is market weighted and that, to the Company's knowledge, stock of the Company has not been traded during the period covered by this Proxy Statement. Due to the non-existence of a market for the shares, the computation of value shown is not according to market value. The following graph compares the performance of the Company's shares with the Standard & Poor's 500 Stock Index and a peer group index consisting of publicly traded equity REITs prepared by the National Association of Real Estate Investment Trusts. The graph assumes $100.00 invested on December 30, 1993 in the Company's shares, the S & P 500 Index and the peer group index, and assumes the reinvestment of dividends. The comparisons in this table are not intended to forecast or be indicative of any future performance of the Company's shares.
Comparison of Five Year Cumulative Total Return
December 31, 1993 through December 31, 1998


PERFORMANCE GRAPH DELETED

                             12/93   12/94   12/95   12/96   12/97   12/98
                             ------  -----   -----   -----   -----   -----
Master Realty Properties, Inc. 100      0       0       0       0      0
S&P 500 Index                  100     125     130     169     185  247.93
All Equity REITS               100     123     142     192     201  167.72


CERTAIN TRANSACTIONS

The Company engages Embassy Properties, Inc., a Kansas corporation ("EPI"), to manage most real estate assets of the Company. The management services include, among other things, rent billing and collection, leasing, maintenance, construction supervision, compliance with regulatory statutes and rules and property disposition. In 1998, the Company paid EPI $268,205.00 in fees. Janet Gatz-Bennett, John Bennett's spouse, is the President and majority shareholder of EPI and Roger E. Buford, an Affiliated Trustee of the Company, is the Executive Vice President and a minority shareholder of EPI. The Board of Trustees has determined that the Company's relationship with EPI is on terms as favorable to the Company as would be available from a non-affiliated party.

Under regulations governing real estate investment trusts, the Company is not allowed to operate hotels. Accordingly, the Company has entered into lease agreements for its hotel properties with Embassy Hotel Management Co., Inc. ("EHM"), a Missouri corporation wholly owned by EPI. Roger E. Buford, an Affiliated Trustee of the Company, is Executive Vice President of EHM. The Company believes the lease terms and provisions are as favorable to the Company as would be available from a non-affiliated party. EHM paid a total of $2,605,749.00 in lease payments to the Company and affiliates of the Company in 1998.

Under the terms of the Company's Chapter 11 Plan of Reorganization, certain individuals, or qualified plans under which they participated, who held the Company's Convertible Subordinated Debentures (the "Debentures") participated in the Company's Alternative Treatment Plan (the "ATP").
Under the terms of the ATP, these individuals or entities converted all or part of their Debentures, together with an equal cash contribution, into a direct loan participation interest in a collateral pool loan. On September 1, 1997, the participants in the ATP accepted a Promissory Note from the Company, which note is to be repaid on September 1, 2000. It bears interest at the rate of 9%, which interest is payable quarterly. The following reporting persons and/or their qualified retirement plans currently have the following outstanding balances under the ATP:

John J. Bennett                    $166,977.62
Robert K. Brown                     $58,856.95
Dr. Richard Padula                 $126,542.43

PROPOSAL 1. AN AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF THE COMPANY TO ALLOW THE COMPANY TO SELL PROPERTY TO A TRUSTEE, OR AN AFFILIATE OF A TRUSTEE, PROVIDED THAT A MAJORITY OF TRUSTEES (INCLUDING A MAJORITY OF THE INDEPENDENT TRUSTEES) NOT OTHERWISE INSTERESTED IN SUCH TRANSACTION APPROVE THE SAME.

Section 4.17 of the Amended and Restated Bylaws (the "Bylaws") of the Company states that the Company "shall not sell property to a Trustee or Affiliates thereof." However, the Bylaws do allow the Company to purchase property from a Trustee or an Affiliate thereof, to make loans to or from a Trustee or an Affiliate thereof, and to enter into joint venture transactions with a Trustee or an Affiliate thereof, as long as the majority of Trustees (including a majority of the Independent Trustees) not otherwise interested in the transaction approves the transaction as being fair and reasonable to the Company.

The Board of Trustees has determined that there is not sound business reason for the current prohibition to remain in the Bylaws, and has therefore passed the following resolution:

"Resolved, that, subject to the approval of the Shareholders of the Company, the second paragraph of Section 4.17 of the Amended and Restated Bylaws by deleted in its entirety and, in lieu thereof, the following language shall be inserted:

'The Company shall not sell property to a Trustee or Affiliate thereof unless a majority of Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Company and at a price to the Trustee or Affiliate thereof no less than the cost of such asset to the Company. In no event shall the cost of such asset be less than its current appraised value.'"

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR PROPOSAL 1.

PROPOSAL 2.  ELECTION OF TRUSTEES.

Pursuant to the Articles of Incorporation of the Company, the Board of Trustees is divided into two classes. A First Class Trustee is elected to hold office for one year, or until the next Annual Meeting following their election. A Second Class Trustee is elected to hold office for two years, or until the next Annual Meeting following their election. The Bylaws of the Company provide that the number of Trustees shall be between 3 and 9, the exact number to be determined by a majority of the entire Board of Trustees. The Board of Trustees has set this number at seven.

Three trustees are to be elected at the Annual Meeting, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as trustees unless the Shareholder indicates to the contrary on the proxy. Management expects that all of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Trustees to fill any such vacancy. There are no arrangements or understandings between any of the listed trustees, or any other persons, pursuant to which any of the trustees have been selected as such.

Nominees:
--------

Robert K. Brown, Independent First Class Trustee. Mr. Brown has been an Independent Trustee and Treasurer of the Company since 1996. He has been a partner in Floyd R. Brown & Co., a certified public accounting firm in Independence, Missouri, since 1969. Mr. Brown is 54 years old.

Roger E. Buford, Affiliated First Class Trustee. Mr. Buford has been an Affiliated Trustee of the Company since 1995. He is also the Executive Vice President and a shareholder of Embassy Properties, Inc., which provides management services to most of the Company's assets and Embassy Hotel Management Company, Inc., the lessee of the Company's hotel properties. Mr. Buford has been the Vice President and Secretary of Recon Development Company since 1993. Recon Development Company is a development and construction management firm which supervises all maintenance, building improvements, marketing and construction for several of the Company's assets. It also provides, through contractual relationships with Embassy Properties, Inc. and Embassy Hotel Management Company, Inc., property management assistance to certain properties in which the Company is either owner or a lender. Mr. Buford is also the President of Metro West Properties, Inc., which is a real estate brokerage licensed in both Missouri and Kansas. Metro West Properties is the general partner of Soho Office Center, L.P. and Soho West V, L.P. and is a limited partner in New Historic Suites Partners, L.P. and Soho West III, L.P. The Company either has an ownership interest in or holds a mortgage on the properties owned by each of these entities.

Mr. Buford is also the Executive Vice President of Benchmark Management Group, Inc., a wholly owned subsidiary of Embassy Properties, Inc. Benchmark Management Group, Inc. is the general partner in Foxridge Limited Partnership. The Company is a lender to Foxridge Limited Partnership and holds a second mortgage on property owned by this entity. On August 19, 1998, Foxridge Limited Partnership filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code.

Benchmark is also the general partner in OPP IX, L.P. and OPP X, L.P. The Company currently owns 25.12 limited partnership units in OPP IX, L.P. and
2.3 limited partnership units in OPP X, L.P.

Mr. Buford was a general partner in Tiffany Plaza South, L.P. An involuntary petition under Chapter 11 of the Federal Bankruptcy Code was filed against Tiffany Plaza South, L.P. in January, 1998 and was concluded in December, 1998, but was confirmed in March, 1999. Mr. Buford is 50 years old.

James I. Threatt, Independent First Class Trustee. Mr. Threatt has been an Independent Trustee since 1995. Mr. Threatt held the position of Assistant City Manager of Kansas City, Missouri from 1974 until January, 1994. Mr. Threatt is currently the President of James A. Threatt and Associates, a private consulting firm, and serves as Trustee on the Board of Directors of the Kansas City Public School Retirement Systems. He also serves on the Board of Directors of the Downtown Minority Development Corporation and the Kansas City Neighborhood Alliance. Mr. Threatt is 73 years old.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED.


<<APPOINTMENT OF AUDITORS>>

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF MAYER, HOFFMAN & MCCANN AS THE AUDITORS FOR THE COMPANY FOR 1999.

The Company retained Mayer, Hoffman & McCann as its independent certified public accountants effective 1990, and they have been selected to continue in such capacity for the current fiscal year.

If the foregoing appointment of Mayer, Hoffman & McCann is not ratified by the Shareholders, the Board of Trustees will appoint other independent accountants whose appointment for any period subsequent to the 1999 Annual Meeting of Shareholders will be subject to approval of Shareholders at that meeting.

Representatives of Mayer, Hoffman & McCann will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Other Matters
-------------
The Board of Trustees does not know of any matter that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement.
Financial Statements
--------------------

The financial statements of the Company, in comparison form for the years ended December 31, 1998, is contained in the 1998 Annual Reports to Shareholders, a copy of which is enclosed with this Proxy Statement.

                                       By Order of the Trustees
                                                John J. Bennett, President